EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


Automatic Systems Developers, Inc., a New York corporation
High Technology Computers, Inc., a New York corporation iNetWare, Inc., a New York corporation
Cabletronics, Inc., a New York corporation